EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Investor Relations	Media
Dave Spille	Steve Lunceford
webMethods, Inc.	webMethods, Inc.
(703) 460-5972	(703) 460-5983
DSpille@webMethods.com	Steve.Lunceford@webMethods.com

WEBMETHODS RECEIVES NASDAQ NOTIFICATION
AND REQUESTS HEARING

FAIRFAX, Va. — November 17, 2004 — webMethods, Inc. (Nasdaq: WEBM) today announced that it received a Nasdaq Staff Determination on November 16, 2004, stating that the company is not in compliance with Nasdaq’s continued listing requirements, set forth in Nasdaq Marketplace Rule 4310(c)(14), because the company has not timely filed its Form 10-Q for the three months ended September 30, 2004 as previously announced by the company on November 10, 2004. As a result, the fifth character “E” will be appended to the company’s trading symbol. webMethods’ common stock will trade under the symbol “WEBME” starting on November 18, 2004.

webMethods has requested a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination. webMethods’ common stock will remain listed on the Nasdaq National Market pending the outcome of this hearing.

About webMethods, Inc.

webMethods (Nasdaq: WEBM) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,200 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.

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webMethods is a registered trademark of webMethods, Inc.

This press release may contain various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of U.S. securities laws. Actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the impact of economic conditions, geopolitical factors, seasonal factors, terrorism and related uncertainties in the U.S. and abroad on the company’s customers and prospects and their IT spending budgets and priorities; difficulties in achieving or maintaining anticipated expense levels and controlling major expenses; variations in the size and timing of customer orders and demand for software offered by webMethods; impact of compliance programs and claims for alleged violations of requirements and duties; impact of competitive and pricing pressures; variations in revenue influenced by software vendor or systems integrator partners; impact of rapid technological change; and these and other risks and uncertainties discussed more fully in webMethods’ SEC filings, including those discussed under the heading “Factors That May Affect Future Operating Results” in the Business section of webMethods’ Form 10-K for the year ended March 31, 2004 , and in the “Management’s Discussion and Analysis” section of webMethods’ Form 10-Q for the quarter ended June 30, 2004, which are on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or webMethods’ investor relations web page at www.webMethods.com/investors/. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.